Exhibit 99.1

News	KeyCorp 127 Public Square Cleveland, OH 44114

CONTACT:	William Murschel,	Vernon Patterson,
	Corporate Media Relations	Investor Relations
	216.689.0457	216.689.0520

KEY MEDIA
NEWSROOM:	www.Key.com/newsroom
FOR IMMEDIATE RELEASE
BETH MOONEY JOINS KEYCORP AS VICE CHAIR;
WILL LEAD COMPANY’S COMMUNITY BANK
CLEVELAND, April 4, 2006 — KeyCorp (NYSE: KEY) announced today that Beth Mooney has joined the company as a vice chair of the corporation and will lead Key’s 13 state community banking organization.
     With nearly 30 years of banking experience, Mooney has a deep understanding of retail banking, commercial lending and real estate financing. Prior to her most recent position as senior executive vice president and chief financial officer for Alabama-based AmSouth Bancorporation, she ran its banking operations in Tennessee and Northern Louisiana. She also completed other line assignments of increasing responsibility at Bank One Corporation, Citicorp Real Estate, Inc., Hall Financial Group and Republic Bank of Texas/First Republic. At Bank One, for example, Mooney served as regional president in Akron and Dayton, and then president of Bank One Ohio.
     “In her prior positions, Beth has excelled at creating a strategic vision and driving for superior results,” said Key CEO Henry L. Meyer III. “The combination of her demonstrated ability to improve the performance of a business, her clear leadership qualities and her technical expertise – rounded out by her recent CFO experience — made her an ideal fit for this critically important job.”
     Last year, USBanker rated Mooney one of the “25 most powerful women in banking.” In 2006, the publication listed her as fifth among the top 10 banking CFOs.
     As head of Key’s community banking organization, Mooney is responsible for retail and commercial banking, and the McDonald Financial Group (MFG), businesses that produced nearly $2.9 billion in revenue in 2005. The community banking organization has 950 KeyCenter branches, more than 2,100 ATMs and 55 McDonald offices across its franchise.
-more-

Exhibit 99.1
     “Beth’s addition completes the rebuilding of our senior management team,” Meyer noted. “That we continue to attract extraordinary talent reflects Key’s turnaround over the past five years. Over that time, we have changed our business mix, addressed our asset-quality issues and become far more client-centric, all activities that have repositioned us for growth.”
     Reporting to Mooney are: George E. Emmons, who heads the community bank’s sales organization, Robert B. (Yank) Heisler, who leads MFG; and the senior staff of the Retail Group. Timothy J. King, who was responsible for the Retail Group, now is working with Chief Administrative Officer Thomas C. Stevens on strategic and business initiatives.
     Mooney is a graduate of The University of Texas and received her MBA from Southern Methodist University. While working in Ohio, she served on the boards of numerous civic and community organizations, including the Ohio Foundation of Independent Colleges, Ballet Met and the Miami Valley Economic Development Coalition, among others. She was similarly involved in community and civic work in Nashville and Birmingham.
     Cleveland-based KeyCorp is one of the nation’s largest bank-based financial services companies, with assets of approximately $93 billion. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally.
# # #
Note to Editors: For up-to-date company information, media contacts and facts and figures about Key’s lines of business, visit our Media Newsroom at Key.com/newsroom. For a digital 4-color photo of Beth Mooney, please contact Eric Girod, KeyCorp Public Affairs, at 216-689-5325 or Eric_Girod@keybank.com.